SETTLEMENT AGREEMENT

            This Stipulation of Settlement (hereinafter, the "Agreement") is made and entered into by and between Internet Commerce Corporation, a Delaware corporation, formerly known as Infosafe Systems, Inc. ("ICC"), Arthur R. Medici, individually ("Medici"), and Dr. Robert H. Nagel, individually ("Nagel") (collectively, the "Parties"), to resolve Infosafe Systems Inc. v. Robert H. Nagel, AAA #13-160-00500-97 and Robert H. Nagel v. Arthur R. Medici, pending before the U.S. District Court for the Southern District of New York, Case No, 98-CV-2243 (SWK) (together, the "Actions").

            WHEREAS, the Parties are each desirous of finally, conclusively and forever resolving the Actions (the "Settlement");

            AND WHEREAS, the Parties, each acting on its own behalf, as the case may be, have approved the settlement terms described below:

            NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

            1.    ICC will deliver to Nagel:

                  (a) $60,000 upon the closing, after satisfaction of all necessary regulatory and stockholder approvals, of ICC's private placement of its Series A Preferred Stock pursuant to Regulation D under the Securities Act of 1933 (the "Private Placement"). It is currently contemplated that such closing will occur by March 8, 1999; and

                  (b) 22,000 shares of Class A Common Stock of ICC to be registered for resale on a selling security holder "shelf" registration statement (the "Resale Registration Statement") to be filed with the Securities and Exchange Commission after the closing of the Private Placement. It is agreed that such 22,000 shares of Class A Common Stock will be issued on the date of execution of this Agreement, but will be issued by ICC to Nagel after the effective date of the Resale Registration Statement as securities eligible for resale pursuant thereto. Nagel agrees that he will not, without ICC's prior written consent (which may be granted or withheld in ICC's sole discretion) sell or transfer such 22,000 shares of Class A Common Stock until the expiration of the ninety-day period following the effective date of the Resale Registration Statement. If the Resale Registration Statement is not deemed effective on or before June 30, 1999, then the Agreement is null and void at the option of Nagel. If Nagel exercises such option, the $60,000 paid pursuant to paragraph 1(a), plus interest at the rate of 9% per annum from the date of payment, shall be an offset against any amount owed by ICC arising from the arbitral award in Infosafe Systems, Inc. v. Robert H. Nagel, AAA No. 13-160-00500-97.

                  2. The Parties will execute mutual General Releases, which General Releases shall be held in escrow by Schnader Harrison Segal & Lewis LLP, pending delivery of the funds and stock referred to in paragraph 1 of this Agreement.

                  3. The Parties will execute a Stipulation of Dismissal of the case captioned Robert H. Nagel v. Arthur R. Medici, United States District Court, Southern District of New York, Case No. 98-CV-2243 (SWK), which Stipulation of Dismissal shall be held in escrow by Schnader Harrison Segal & Lewis LLP pending delivery of the funds and stock referred to in paragraph 1 of this Agreement.

                  4. Confidentiality. This Agreement and the terms and conditions of the Settlement of the disputes among the Parties shall remain strictly CONFIDENTIAL. Each party agrees that neither they nor their agents will disclose any information concerning this Agreement and related discussions to any third party at any time, except with respect to ICC, such of its management staff and administrative employees having a need to know; and with respect to ICC, their respective attorneys and tax advisors (all the foregoing having first been informed of these requirements having agreed to be bound by them) or if compelled to do so by rule or regulation or under subpoena or other judicial process; Nagel and Medici agree that they will not reveal or discuss the terms and conditions of this Agreement to anyone except their spouse or children, accountant or financial advisor, attorney and any tax or regulatory authorities which may require such disclosure.

                  5. Non-Disparagement. The Parties agree that they will not directly or indirectly make any statement to any person or entity that could be interpreted by a reasonable person as tending to disparage the professional reputation of ICC, Medici or Nagel or any entity related to ICC, or the personal or professional reputation of ICC's respective officers, employees or agents. This provision is not intended to restrict competition of either party against the other, but is merely intended to govern the manner of any competition between them.

                  6. Non-Admission. With regard to the action pending before the U.S. District Court for the Southern District of New York, Robert H. Nagel v. Arthur R. Medici, Case No. 98-CV-2243 (SWK), neither the negotiation, undertaking, agreement to provide, nor the actual provision of the consideration set forth in this Agreement, nor the drafting or execution of this document shall in any way be construed as an acknowledgment or an admission by either party of any liability to the other or any other individual or entity, or an acknowledgment or admission of any wrongdoing whatsoever under federal, state or local law. Both parties specifically deny any such liability or wrongdoing.

                  7. Waiver and Reinstatement. Nagel hereby waives any rights he may have to reinstatement and agrees and promises that he will never apply for or seek employment with ICC at any time. ICC and its successors shall have the option of waiving it/their rights under this Paragraph.


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

                  8. Entire Agreement. This Agreement constitutes the complete understanding between the parties concerning all matters as between Nagel and Medici and Nagel and ICC and supersedes any prior employment agreement Nagel may have had with ICC, the provisions of any ICC personnel documents, handbooks or policies and any prior customs or practices of ICC.

                  9. Governing Law Successors and Assigns. This Agreement shall be governed and construed in accordance with the laws of New York and shall be binding upon the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, the Parties executed this Agreement on the date set forth below.


                                          INTERNET COMMERCE CORPORATION


                                          By: /s/ Richard J. Berman
                                             ---------------------------------

                                          Its: Chairman & CEO
                                             ---------------------------------


                                               /s/  ARTHUR R. MEDICI
---------------------------------              -----------------------------
Attest:                                          ARTHUR R. MEDICI


                                               /s/ DR. ROBERT H. NAGEL
---------------------------------              -----------------------------
Attest:                                         DR. ROBERT H. NAGEL


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